THE SOMERSET GROUP, INC.      CONSOLIDATED BALANCE SHEET
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                                           March 31,    December 31,
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ASSETS                                        2000          1999
Current assets                            (Unaudited)
  Cash and cash equivalents                  $331,000    $1,043,000
  Trade accounts, notes and other
    receivables less allowance for
    doubtful accounts                       4,411,000     2,539,000
  Prepaid expenses                            110,000        93,000
  Refundable income taxes                           0        14,000
                                           ----------     ---------
   Total current assets                     4,852,000     3,689,000
Investments
  First Indiana Corporation (Fair
   values of $51,032,000 and
   $59,997,000)                            39,557,000    39,010,000

Office furniture and equipment              2,127,000     2,000,000
    Less accumulated depreciation           1,105,000     1,039,000
                                            ---------     ---------
                                            1,022,000       961,000
Other assets
  Goodwill, net of  amortization            3,103,000     3,152,000
  Other                                       500,000       497,000
                                            ---------     ---------
                                            3,603,000     3,649,000

Total Assets                              $49,034,000   $47,309,000
                                           ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable                     $165,000      $238,000
  Accrued compensation                        240,000       498,000
  Taxes, other than income taxes              145,000        82,000
  Income taxes                                510,000             0
  Other accrued expenses                       93,000        67,000
                                            ---------      --------
    Total current liabilities               1,153,000       885,000

Deferred income taxes                      10,266,000    10,053,000

Shareholders' equity
  Common stock without par value, stated
    value of $.64, authorized 4,000,000
    shares; issued and outstanding
    2,909,214 shares                        1,862,000     1,862,000
  Capital in excess of stated value         3,549,000     3,560,000
  Retained earnings                        33,989,000    32,792,000
                                           ----------    ----------
                                           39,400,000    38,214,000
  Less 101,983 and 105,312 shares, at cost (1,785,000)   (1,843,000)
                                           ----------    ----------
    Total shareholders' equity             37,615,000    36,371,000

Total Liabilities and Shareholders' Equity$49,034,000   $47,309,000
                                           ==========    ==========
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See accompanying Notes to
Consolidated Financial Statements.
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